BART AND ASSOCIATES, LLC

Attorneys at Law

_____________________________________________________________

September 13, 2011

Onyx Service & Solutions, Inc.

7337 Oswego Road

Liverpool, NY 13090

RE:

Registration Statement on Form S-8;

5,000,000 Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as counsel toOnyx Service & Solutions, Inc., a Delaware Corporation (the “Company”) in the preparation of its Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the issuance from time to time of up to five million (5,000,000) shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s 2011 Stock Plan for Directors, Officers and Consultants (the “Plan”).  The shares listed above are included in a registration statement on Form S-8 under the Securities Act of 1933 as amended (the “Act”), which is to be filed with the Securities and Exchange Commission (the “Commission”) on September 12, 2011.  This opinion is being furnished in connection with the requirements of Item 601of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuer of the Shares.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Plan, your Certificate of Incorporation and Bylaws, as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, including certifications and other assurances of officers of the Company, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, the Shares, when sold and issued in accordance with the applicable Plan, the Registration Statement and related Prospectus, will be duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the 2011 Stock Plan for Directors, Officers and Consultants.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  In rendering this opinion, we assume no obligation to revise, update or supplement this opinion in response to any subsequent factual or legal developments.  In rendering this opinion, please be advised that no member of our Firm is admitted to practice law in the State of Delaware.

September 13, 2011

We consent to the filing of this opinion as Exhibit 5.1 (and a reference to the same as Exhibit 23.1) to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

 /s/ Ken Bart

Ken Bart

Bart and Associates, LLC

1357 S. Quintero Way, Aurora CO 80017

Phone: (720)-226-7511     Facsimile: (303)-745-1880 E: kbart@kennethbartesq.com

www.kennethbartesq.com